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                                                                     Exhibit 5.1
                                                                  Conformed Copy



                         [SIMPSON THACHER & BARTLETT]





                                                                  April 27, 2001


American Home Products Corporation
Five Giralda Farms
Madison, New Jersey  07940

Ladies and Gentlemen:

                  We have acted as counsel to American Home Products Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 5-7/8% Notes due 2004, $1,000,000,000 aggregate principal amount of 6-1/4% Notes due 2006 and $1,500,000,000 aggregate principal amount of 6.70% Notes due 2011 (collectively, the "Exchange Notes"). The Exchange Notes will be issued under an Indenture, dated as of April 10, 1992 (as amended by the Supplemental Indenture, dated as of October 13, 1992 and as further amended by the Second Supplemental Indenture, dated as of March 30, 2001, the "Indenture") between the Company and The Chase Manhattan Bank (successor to Manufacturers Hanover Trust Company), as Trustee. The Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of 5-7/8% Notes due 2004, $1,000,000,000 aggregate principal amount of 6-1/4% Notes due 2006 and $1,500,000,000 aggregate principal amount of 6.70% Notes due 2011 (collectively, the "Notes").

                  We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
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                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

                  Our opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Simpson Thacher & Bartlett
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                                                 SIMPSON THACHER & BARTLETT

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